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_________________________

                      Form 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
              Washington, D. C.  20549

Initial Statement of Beneficial Ownership of Securities

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section
30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section
16.  Form 4 or Form 5 obligations may continue.
See Instruction 1 (b).

(Print or type responses)
__________________________________________________

1. Name and Address of Reporting Person*

  Benedict,          Louis              P.
__________________________________________________
   (Last)           (First)           (Middle)


  20955 De Mina Street
__________________________________________________
         (Street)


  Woodland Hills CA 91364
__________________________________________________
   (City)     (State)    (Zip)

__________________________________________________

2. Date of Event Requiring Statement (M/D/Y)

  11/09/2002
__________________________________________________

3. IRS Identification Number of Reporting
   Person, If an Entity (Voluntary)

  ###-##-####
__________________________________________________

4. Issuer Name and Ticker or Trading Symbol

  Pismo Coast Village, Inc.
__________________________________________________

5.  Relationship of Reporting Person(s) to Issuer
       (Check all applicable)

    X  Director

   ___ 10% Owner

   ___ Officer (give title) ______________________

   ___ Other (specify) ___________________________

__________________________________________________

6.  If Amendment, Date of Original (M/D/Y)


__________________________________________________

7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by one reporting Person

   ___ Form filed by More than One Reporting
       Person

==============================================================================
                    Table I - Non-Derivative Securities
                                  Beneficially Owned
==============================================================================
1. Title of Security|2. Amount of Securities|3. Ownership Form:|4. Nature of Indirect   |
                    |   Beneficially Owned  |   Direct (D) or   |  Beneficial Ownership |
                    |                       |   Indirect (I)    |                       |
____________________|_______________________|___________________|_______________________|
Common              | One Share             | D                 |N/A                    |



=========================================================================================
                    Table II - Derivative Securities Beneficially Owned
               (e.g., Puts, calls, warrants, options, convertible securities)
=========================================================================================
1.        |2.              |3.                 |4.            |5.            |6.        |
Title of  |Date Exercisable|Title and Amount of|Conversion or |Ownership Form|Nature of |
Derivative|and Expiration  |Securities Under-  |Exercise Price|of Derivative |Indirect  |
Security  |Date (M/D/Y)    |lying Derivative   |of Derivative |Securities:   |Beneficial|
          |                |Security           |Security      |Direct (D) or |Ownership |
          |                |                   |              |Indirect (I)  |          |
          |________________|___________________|              |              |          |
          |Date   |Expi-   |Title    |Amount or|              |              |          |
          |Exerci-|ration  |         |or Number|              |              |          |
          |sable  |Date    |         |of Shares|              |              |          |
__________|_______|________|_________|_________|______________|______________|__________|
__________|_______|________|_________|_________|______________|______________|__________|


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


 /S/ LOUIS P. BENEDICT                        NOVEMBER 9, 2002
 **Signature of Reporting Person              Date

* If the form is filed by more than one reporting person, see Instruction 5 (b)(v).

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U. S. C. 1001 and 15
U. S. C. 78 ff (a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.